Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 O: 650.493.9300 F: 650.493.6811

February 24, 2022

DoorDash, Inc.

303 2nd Street, South Tower, 8th Floor

San Francisco, California 94107

Re: DoorDash, Inc. – Registration Statement on Form S-4

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-4 filed by DoorDash, Inc. (the “Company”) with the Securities and Exchange Commission (such Registration Statement, as amended, the “Registration Statement”) (Registration No. 333-261844), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of shares (the “Shares”) of the Company’s Class A common stock, par value $0.00001 per share, to be issued by the Company pursuant to the terms of the Share Purchase Agreement (as amended, the “Share Purchase Agreement”), dated as of November 9, 2021, by and among the Company, Wolt Enterprises Oy (“Wolt”), the Sellers (as defined in the Share Purchase Agreement) and Mikko Kuusi, solely in the capacity as the representative of the Securityholders (as defined in the Share Purchase Agreement) thereunder.

We have examined such instruments, documents, certificates and records, and such questions of law, as we have considered necessary or appropriate for the basis of our opinions hereinafter expressed. In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; and (iv) the legal capacity and competency of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

Based upon the foregoing, and subject to the qualifications set forth below, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action on the Company’s part and, when issued and paid for in the manner described in the Registration Statement and the Share Purchase Agreement, the Shares will be validly issued, fully paid and non-assessable.

We do not express any opinion on any laws other than the General Corporation Law of the State of Delaware.

This opinion is furnished to the Company solely in connection with the Registration Statement. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

DoorDash, Inc.

February 24, 2022

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

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